EXHIBIT 10.39

Form of Compensation Agreement for Certain Officers of DSL.net, Inc. (See Schedule A Hereto for
Officers and Amounts)

DSL.NET, INC.
545 Long Wharf Dr., 5th Fl.
New Haven, CT 06511

February 3, 2005

Mr. [See Schedule A Hereto]
c/o DSL.net, Inc.
545 Long Wharf Drive, 5th Floor
New Haven, CT 06511

Mr. [See Schedule A Hereto]:

You have been identified to receive cash compensation under this agreement in recognition of your value to DSL.net, Inc. (the “Company”) and in anticipation of your expected contributions to the Company during the 2005 calendar year and, in particular, the critical first two quarters of this year. This cash compensation is being made available to you in recognition of your unique knowledge and skills and your continuing loyalty and dedication to the Company during this critical period, and is in addition to your current compensation and any other benefits to which you are or may become entitled.

The compensation payable hereunder is a fixed gross dollar amount, subject to all applicable withholding taxes. The compensation amount, totaling $[See Schedule A Hereto], will be paid in three equal installments, the first 33.3% on June 30, 2005, the second 33.3% on August 31, 2005 and the final payment on December 31, 2005. You must be employed by the Company on the aforementioned dates in order to receive each payment, except as hereinafter provided. Your absolute right to receive each of these respective payments shall vest on each of these dates, provided you have not been earlier terminated by the Company for “Cause” or quit for other than “Good Reason.” If, prior to a payment date, you are terminated by the Company for “Cause,” or you resign from your position of employment with the Company other than for “Good Reason,” you will forfeit the right to receive any remaining unvested payments hereunder. For purposes of this agreement, the terms “Cause” and “Good Reason” shall have the meanings ascribed to such terms in the Company’s Amended and Restated 2001 Stock Option and Incentive Plan (the “Stock Option Plan”).

Upon the occurrence of an Acceleration Event (as defined below) at any time on or after the date of this agreement, you shall immediately fully vest in all remaining payments that would have become due and payable hereunder but for the passage of time and your continued employment with the Company, and you shall have the right to immediately receive, and the Company, or its successor, shall immediately pay or cause to be paid to you, the total amount of all such remaining payments upon the occurrence of such Acceleration Event. For purposes hereof, an Acceleration Event shall mean any of the following: (i) the Company shall experience a “Change-in-Control” (as defined in the Stock Option Plan), or (ii) you are terminated without Cause or terminate your employment with the Company for Good Reason.

Please note that the payment to you of any compensation under this agreement does not indicate a contract of employment or otherwise guarantee continued employment by the Company for any particular time period. Subject to the terms of this agreement, you remain an employee-at-will.

We are excited to have you as a member of the team and look forward to your future contributions.

Sincerely,

_____________________________________
Name: Kirby G. Pickle
Title: Chief Executive Officer

Acknowledged and Agreed to:

_____________________________________
Name: [See Schedule A Hereto]
Date: February 3, 2005

SCHEDULE A

Officers and Compensation Amounts

Officer:	Maximum Aggregate Compensation Amount Under Agreement:
J. Keith Markley	$125,000
Robert J. DeSantis	$125,000
Marc R. Esterman	$50,000
Walter Keisch	$50,000